Exhibit 99.1

Contact:

Cris Larson

Chief Financial Officer, PDL BioPharma, Inc.

775-832-8500

Carolyn Wang

WeissComm Partners

415-946-1065

cbwang@wcpglobal.com

PDL BIOPHARMA ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

—Revenues From Continuing Operations Increase 25 Percent to $62.6 Million—

—Conference Call Today at 4:30 p.m. Eastern Time—

INCLINE VILLAGE, NV, May 7, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2009.

Total revenues from continuing operations for the first quarter of 2009 were $62.6 million, a 25 percent increase from $50.2 million for the same period in 2008. The increase was primarily due to increases in royalty revenues driven by higher product sales of Avastin®, Herceptin® and Lucentis®, which are marketed by Genentech, Inc., a subsidiary of F. Hoffman-La Roche Ltd., and sales of Tysabri®, which is marketed by Elan Corporation, Plc. Royalty revenues are based on fourth quarter product sales by PDL’s licensees and include those for Synagis®, which is marketed by MedImmune, Inc.

“We were pleased to begin fulfilling the goal of income distribution to stockholders by paying our first post-spin-off dividend in April, a result of the revenues and profits PDL is generating from royalties on a diversified portfolio of successful products,” said John McLaughlin, president and chief executive officer of PDL BioPharma. “Our new and focused strategy seeks to optimize our assets to benefit stockholders without the diversion, expense, and considerable risk of research and development.”

Total general and administrative expenses from continuing operations in the first quarter of 2009 were $4.7 million compared with $12.7 million in the first quarter of 2008. The decrease was primarily driven by the Company’s reduced cost structure. Significant expense items for the first quarter of 2009 included $1.6 million in legal fees for patent prosecution, patent defense and corporate compliance as well as $0.9 million in software depreciation expense for which the software is now fully depreciated and is no longer in use.

Net income for the first quarter of 2009 was $37.5 million, or $0.23 per diluted share, compared with a net loss of $61.9 million in the same period of 2008, or a net loss of $0.42 per diluted share.

Net cash provided by operating activities was $27.7 million for the first quarter of 2009 as compared with net cash used in operating activities of $29.3 million for the first quarter of 2008. In addition to cash provided by operating activities in the three months ended March 31, 2009, we recognized $18.1 million of excess tax benefits from stock-based compensation, which is classified as a financing cash flow. At March 31, 2009, PDL had cash, cash equivalents, short-term investments and restricted cash of $193.2 million, compared with $147.5 million at December 31, 2008.

2009 Dividends

PDL previously announced that it would pay two dividends to its stockholders in 2009 of $0.50 per share. The first dividend, totaling $59.7 million, was paid on April 1, 2009 to all stockholders who owned shares of PDL on March 16, 2009. The second dividend will be paid on October 1, 2009 to stockholders of record on such date as to be determined by the Board of Directors at its June 2009 meeting.

Recent Developments

•	Elected Frederick Frank and Jody Lindell to the Company’s Board of Directors in March 2009 and subsequently designated Mr. Frank as Lead Director.

•

As a result of the April 1, 2009 dividend payment, we announced an adjustment to the conversion rate for the Company’s 2.75% Convertible Subordinated Notes due August 16, 2023 (the “2023 Notes”). The conversion rate, as adjusted, is 123.715 shares of common stock per $1,000 principal amount of the 2023 Notes, effective March 17, 2009. The conversion rate for the 2023 Notes was previously 114.153 shares of common stock per $1,000 principal amount of the 2023 Notes.

•

As a result of the April 1, 2009 dividend payment, we announced an adjustment to the conversion rate for the Company’s 2.00% Convertible Senior Notes due February 15, 2012 (the “2012 Notes”). The conversion rate, as adjusted, is 89.165 shares of common stock per $1,000 principal amount of the 2012 Notes, effective March 17, 2009. The conversion rate for the 2012 Notes was previously 82.162 shares of common stock per $1,000 principal amount of the 2012 Notes.

•	Alexion agreed to pay PDL $25 million, of which it paid $12.5 million in January 2009 and is obligated to pay the second installment of $12.5 million in June 2009.

•

In February of 2009, we received a letter from MedImmune asserting that it may be entitled to pay a lower royalty rate on sales of Synagis because of our settlement with Alexion. In April of 2009, we sent a letter notifying MedImmune of the exercise of certain of our rights under our license agreement, the exercise of which we believe precludes MedImmune from being entitled to a lower royalty rate based on the Alexion settlement.

•

Approval for Raptiva® was suspended in the European Union and in Canada in February of 2009 and product was withdrawn from the U.S. market in April of 2009 because of safety concerns. In 2008, royalties attributable to sales of Raptiva were $3.9 million or 1.3% of total revenue from continuing operations.

2009 Financial Guidance

PDL reaffirms its previous revenue guidance and continues to anticipate strong revenue growth in 2009 increasing from 2008 to a range of $310 to $325 million despite the recent withdrawal of Raptiva. Royalties from MedImmune are not included subsequent to the first quarter of 2009 due to ongoing legal activities as discussed above. Revenue growth expectations are primarily driven by increases in product sales of Avastin, Herceptin, Lucentis and Tysabri.

PDL continues to expect its general and administrative expenses for 2009 to range from $12 to $15 million, of which approximately 50 percent may be related to legal expense, patent defense and other professional fees. Net income after taxes for 2009 continues to be projected in the range of $185 to $200 million and cash generated in 2009 still is expected to be in the range of $260 to $280 million.

Conference Call Details

To access the live conference call today, May 7, 2009 at 4:30 p.m. Eastern Time via phone, please dial (877) 361-8830 from the United States and Canada or (706) 679-8297 internationally. The conference ID is 97783926. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 14, 2009, and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 97783926.

To access the live and subsequently archived webcast of the conference call, go to the company’s Web site at http://www.pdl.com and click “Investors.” Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL BioPharma, Inc. pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and autoimmune diseases. PDL is focused on maximizing the value of our antibody humanization patents and related assets. PDL receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. This press release and further information about PDL BioPharma, Inc. can be found at www.pdl.com.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s expectations with respect to its 2009 royalty revenues, expenses, net income and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

~financial statements to follow~

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues	$62,622	$50,205
General and administrative expenses	4,693	12,709

Operating income	57,929	37,496
Interest and other income, net	336	4,864
Interest expense	(3,574)	(3,555)

Income from continuing operations before income taxes	54,691	38,805
Income tax expense	17,234	1,034

Income from continuing operations	37,457	37,771
Loss from discontinued operations, net of income taxes (1)	—	(99,646)

Net income (loss)	$37,457	$(61,875)

Income (loss) per basic share
Continuing operations	$0.31	$0.32
Discontinued operations	—	(0.85)

Net income (loss) per basic share	$0.31	$(0.53)

Income (loss) per diluted share
Continuing operations	$0.23	$0.29
Discontinued operations	—	(0.71)

Net income (loss) per diluted share	$0.23	$(0.42)

Cash dividends declared per common share	$1.00	$—

Shares used to compute income (loss) per basic share	119,327	117,525

Shares used to compute income (loss) per diluted share	172,570	141,232

(1)	The financial results associated with both PDL’s former commercial operations which were sold in March 2008 and PDL’s former biotechnology operations which were spun off in December 2008 have been presented as discontinued operations for the three months ended March 31, 2008.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Cash, cash equivalents, short-term investments and restricted cash	$193,192	$147,527
Total assets	$219,065	$191,142
Total stockholders’ deficit	$(422,297)	$(352,569)

PDL BIOPHARMA, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA (in thousands) (unaudited)

	Three Months Ended March 31,
	2009	2008
Net income (loss)	$37,457	$(61,875)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	(3,596)	33,769
Changes in assets and liabilities	(6,148)	(1,225)

Net cash provided by (used in) operating activities	$27,713	$(29,331)

PDL BIOPHARMA, INC.

SUPPLEMENTAL INFORMATION ON DISCONTINUED OPERATIONS (1)

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Biotechnology Operations
Net revenues	$—	$7,124
Total costs and expenses	—	(15,325)
Income tax expense (benefit)	—	(30)

Loss from discontinued operations	$—	$(8,171)

	Three Months Ended March 31,
	2009	2008
Commercial Operations
Net revenues	$—	$39,359
Total costs and expenses	—	(102,807)
Income tax expense (benefit)	—	28,027

Loss from discontinued operations	$—	$(91,475)

(1)	The financial results associated with both PDL’s former commercial operations which were sold in March 2008 and PDL’s former biotechnology operations which were spun off in December 2008 have been presented as discontinued operations for the three months ended March 31, 2008.